Exhibit 99.1

NEWS RELEASE
For More Information Contact:
Rodney L. Underdown (913-344-9395)	Peggy Landon (913-344-9315)
Chief Financial Officer	Director of Investor Relations and
Corporate Communications

 Compass Minerals Plans to Redeem $20 Million of
12% Senior Subordinated Discount Notes due 2013

OVERLAND PARK, Kan. (September 8, 2008) – Compass Minerals (NYSE: CMP) intends to redeem $20.0 million in face value of its outstanding 12% Senior Subordinated Discount Notes due 2013 for approximately $21.2 million, plus accrued and unpaid cash interest, on October 8, 2008. This redemption will be funded with cash flows from operations. The company plans to provide the holders of the outstanding notes with a formal notice of redemption today, September 8, 2008.

About Compass Minerals
Based in the Kansas City metropolitan area, Compass Minerals is a leading producer of inorganic minerals, including salt, sulfate of potash specialty fertilizer and magnesium chloride. The company provides highway deicing salt to customers in North America and the United Kingdom and specialty fertilizer to growers worldwide. Compass Minerals also produces and distributes consumer deicing and water conditioning products, ingredients used in consumer and commercial foods, and other mineral-based products for consumer, agricultural and industrial applications. Compass Minerals also provides records management services to businesses throughout the U.K.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations and involve risks and uncertainties that could cause the Company's actual results to differ materially. The differences could be caused by a number of factors including those factors identified in Compass Minerals International's annual report on form 10-k  filed with the Securities and Exchange Commission on February 22, 2008. The Company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments.